Exhibit 99.1
FOR IMMEDIATE RELEASE
ASYST REPORTS RESULTS FOR FIRST QUARTER OF FISCAL 2008
     FREMONT, Calif., Aug. 2, 2007 — Asyst Technologies, Inc. (Nasdaq: ASYT), a leading provider of integrated automation solutions that enhance semiconductor and flat panel display manufacturing productivity, today reported financial results for its fiscal first quarter ended June 30, 2007.
     Net sales for the fiscal first quarter were $121.6 million, down from $126.7 million in the prior sequential quarter. Net sales of automated material handling systems (AMHS) were $76.3 million, which compares with $82.2 million in the prior sequential quarter. Net sales of tool and fab automation solutions were $45.3 million, up from $44.5 million in the prior sequential quarter. Consolidated gross margin increased to 33%, up from 32% in the prior sequential quarter.
     For the fiscal first quarter, net loss according to GAAP was $0.4 million, or $(0.01) per share, which compares with net income of $3.4 million, or $0.07 per share, in the prior sequential quarter. Non-GAAP net income for the fiscal first quarter was $5.3 million, or $0.11 per share, which compares with $8.4 million, or $0.17 per share, in the prior sequential quarter. Both GAAP and non-GAAP net income in the prior sequential quarter included the benefit of approximately $4.0 million, or $0.08 per share, related to the implementation of a new tax structure for the full fiscal year 2007. Non-GAAP net income for the quarter excludes the amortization of intangibles, restructuring charges, and certain non-cash foreign currency translation charges related to the company’s previously announced debt refinancing.
     Steve Schwartz, chairman and chief executive officer of Asyst, said, “We again achieved strong operating performance in the quarter, which helped to drive non-GAAP net income above our guidance. As expected, AMHS bookings were down, which primarily reflects the timing of customer investment decisions. We expect AMHS bookings to increase significantly in the September quarter as customers are making decisions on multiple upcoming projects. We believe that sales are sustainable near current levels for the remainder of calendar 2007 and are optimistic about the prospects for continued business strength in calendar 2008, driven by continued demand for semiconductor memory and resurgence in customer spending related to flat panel display.”
     Commenting on the company’s financial performance and outlook, Michael A. Sicuro, chief financial officer, said, “Through the success of our cost reduction efforts, we were able to again achieve higher gross margins. We reduced selling, general and administrative (SG&A) expenses by more than $2 million in the fiscal first quarter, and expect to hold this level of spending in the current quarter. Research and development (R&D) spending was lower than expected due to timing of certain development projects, but we expect R&D to trend higher in the current quarter as these projects accelerate. We continued a trend of strong cash flow, which enabled the lower cost debt financing announced earlier this week.”
     The company provided the following guidance for the fiscal second quarter ending Sept. 30, 2007:

•	Net sales, GAAP net income and non-GAAP net income are expected to be approximately flat with first quarter levels.

•	In calculating non-GAAP net income, the company expects to exclude: $3.5 million of intangibles amortization, net of taxes; $0.5 million of restructuring charges; $3.5 million of non-cash charges related to the early retirement of debt; and a $1.0 million non-cash gain, net of taxes, on foreign currency translation related to the refinancing of debt.
Note: Prior to the first quarter of fiscal 2008, the company excluded stock-based compensation expense in its calculation of non-GAAP net income. Accordingly, comparisons of this guidance to prior period results may not be meaningful.
About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com
Conference Call Details
The live conference call discussing these results is available today at 5:00 pm eastern time by dialing 303-262-2006. A live webcast of the conference call is publicly available on Asyst’s website at http://www.asyst.com and accessible by going to the investor relations page and clicking on the “webcast” link. For more information, including this press release, any non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between those GAAP and non-GAAP financial measures, as well as any other material financial and other statistical information contained in the webcast, please visit Asyst’s website at www.asyst.com. A replay of the Webcast may be accessed via the same procedure. In addition, a standard telephone instant replay of the conference call is available by dialing (303) 590-3000, followed by the passcode 11094428#. The audio instant replay is available from Aug. 2 at 7:00 pm Eastern Time through Aug. 16 at 2:59 a.m. Eastern Time.
About Our Non-GAAP Operating Results and Adjustments
To supplement our consolidated financial results prepared under generally accepted accounting principles (“GAAP”), we use non-GAAP measures of operating results, such as “non-GAAP net income,” and “EBITDA.” Our non-GAAP net income and EBITDA give an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. In addition, our non-GAAP net income and EBITDA are among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with, or an alternative for, GAAP and may be materially different from non-GAAP measures used by other companies. We compute non-GAAP net income by adjusting GAAP net income (loss) for the impact of amortization of acquisition-related intangibles, restructuring and impairment charges, costs related to events outside the normal course of business, certain foreign exchange losses and gains, and other non-cash charges and gains. We compute EBITDA by adjusting GAAP net income (loss) for the impact of the above items, as well as depreciation, interest expense, and income taxes. The presentation of this additional information should not be considered in isolation or as a substitute for net income (loss) prepared in accordance with GAAP.
Forward Looking Statements

Except for statements of historical fact, the statements in this release are forward-looking. The forward-looking statements include statements regarding future financial results; and other factors more fully detailed in the company’s annual report on Form 10-K for the year ended March 31, 2007, and other reports filed with the Securities and Exchange Commission. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: uncertainties whether the expected range of results discussed above will change as Asyst finalizes and files its financial statements; uncertainties arising from our inability to maintain effective internal control over financial reporting; the impact of lawsuits or other proceedings initiated in relation to the company’s prior stock option grant practices; uncertainty that these or other matters could comprise a material weakness in the company’s internal control over financial reporting, which could prevent the company from timely meeting its future reporting requirements or obligations to maintain effective internal control; the volatility of semiconductor industry cycles; our ability to achieve forecasted revenues, margins and profits; failure to respond to rapid demand shifts; dependence on a few significant customers; the timing and scope of decisions by customers to transition and expand fabrication facilities and investment in fab automation equipment; our ability to maintain or expand market share in our product segments; our ability to improve gross margins through product cost reduction and supply chain initiatives; continued risks associated with the acceptance of new products and product capabilities; the risk that customers will delay, reduce or cancel planned projects or bookings and thus delay recognition or the amount of our anticipated revenue; competition in the semiconductor equipment industry and specifically in AMHS; failure to retain and attract key employees; and other factors more fully detailed in the company’s annual report on Form 10-K for the year ended March 31, 2007, and other reports filed with the Securities and Exchange Commission.
“Asyst” is a registered trademark of Asyst Technologies, Inc. Copyright 1993-2007, Asyst Technologies, Inc. All Rights Reserved.

Contact:	John Swenson
Vice President, Investor Relations & Corporate Communications
510-661-5000
(Tables to Follow)

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30,	March 31,
	2007	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$88,499	$99,701
Accounts receivable, net	143,434	125,889
Inventories	50,915	51,797
Prepaid expenses and other	25,583	27,888

Total current assets	308,431	305,275

LONG-TERM ASSETS:
Property and equipment, net	24,175	25,138
Goodwill	80,215	83,723
Intangible assets, net	34,537	41,994
Other assets	9,141	9,556

Total long-term assets	148,068	160,411

Total assets	$456,499	$465,686

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term loans and notes payable	$2,521	$1,453
Current portion of long-term debt and capital leases	55,055	58,949
Accounts payable	101,048	101,287
Accrued liabilities	79,335	83,211
Deferred revenue	11,198	10,880

Total current liabilities	249,157	255,780

LONG-TERM LIABILITIES:
Convertible notes	86,250	86,250
Long-term debt and capital leases, net of current portion	119	162
Deferred tax and other long-term liabilities	27,059	28,683

Total long-term liabilities	113,428	115,095

MINORITY INTEREST	144	130

SHAREHOLDERS’ EQUITY	93,770	94,681

Total liabilities, minority interest and shareholders’ equity	$456,499	$465,686

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006

NET SALES	$121,620	$126,708	$116,981
COST OF SALES	81,457	85,670	75,925

Gross profit	40,163	41,038	41,056

OPERATING EXPENSES:
Research and development	8,299	8,896	8,587
Selling, general and administrative	21,668	23,565	21,402
Amortization of acquired intangible assets	5,807	5,784	3,324
Restructuring charges	545	208	1,812

Total operating expenses	36,319	38,453	35,125

Income from operations	3,844	2,585	5,931

Other income (expense), net	(3,751)	(408)	(105)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	93	2,177	5,826
BENEFIT FROM (PROVISION FOR) INCOME TAXES	(474)	1,214	(4,322)
MINORITY INTEREST	(5)	(1)	(2,087)

NET INCOME (LOSS) PRIOR TO CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(386)	3,390	(583)
Cumulative effect of change in accounting principle	—	—	103

NET INCOME (LOSS)	$(386)	$3,390	$(480)

BASIC NET INCOME (LOSS) PER SHARE PRIOR TO CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$(0.01)	$0.07	$(0.01)
Cumulative effect of change in accounting principle	—	—	0.00

BASIC NET INCOME (LOSS) PER SHARE	$(0.01)	$0.07	$(0.01)

SHARES USED IN THE PER SHARE CALCULATION — BASIC	49,457	49,232	48,600

DILUTED NET INCOME (LOSS) PER SHARE PRIOR TO CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$(0.01)	$0.07	$(0.01)
Cumulative effect of change in accounting principle	—	—	0.00

DILUTED NET INCOME (LOSS) PER SHARE	$(0.01)	$0.07	$(0.01)

SHARES USED IN THE PER SHARE CALCULATION — DILUTED	49,457	49,990	48,600

ASYST TECHNOLOGIES, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME
(Unaudited, in thousands, except per share data)

	Three Months Ended
	June 30, 2007
	GAAP	Adjustments		Non-GAAP
NET SALES	$121,620	$—		$121,620
COST OF SALES	81,457	—		81,457

Gross profit	40,163	—		40,163

OPERATING EXPENSES:
Research and development	8,299			8,299
Selling, general and administrative	21,668			21,668
Amortization of acquired intangible assets	5,807	(5,807	)1	—
Restructuring charges	545	(545	)2	—

Total operating expenses	36,319	(6,352)		29,967

Income from operations	3,844	6,352		10,196

Other income (expense), net	(3,751)	2,568	3	(1,183)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	93	8,920		9,013

PROVISION FOR INCOME TAXES	(474)	(3,216	)4	(3,690)

MINORITY INTEREST	(5)	—		(5)

NET INCOME (LOSS)	$(386)	$5,704		$5,318

BASIC NET INCOME (LOSS) PER SHARE	$(0.01)	$0.12		$0.11

DILUTED NET INCOME (LOSS) PER SHARE	$(0.01)	$0.11		$0.11

SHARES USED IN THE PER SHARE CALCULATION — BASIC	49,457	49,457		49,457

SHARES USED IN THE PER SHARE CALCULATION — DILUTED	49,457	50,218		50,218

1.	Amortization of net intangibles.

2.	Severance benefits related to headcount reductions.

3.	Foreign currency translation charges associated with inter-company loans.

4.	Tax effect of amortization of net intangibles and other income and (expense), net.